COMPANY REPURCHASE NOTICE
TO HOLDERS OF
4.00% CONVERTIBLE SENIOR NOTES DUE 2027
CUSIP Number: 043353 AG 6

Reference is made to the Indenture, dated as of February 8, 2007 (the “Indenture”), between Meritor, Inc., an Indiana corporation formerly known as ArvinMeritor, Inc. (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A., as Trustee, pursuant to which the Company issued 4.00% Convertible Senior Notes due 2027 (the “Notes”).

Pursuant to Section 3.08 of the Indenture and the terms of the Notes, each holder (each a “Holder”) of the Notes has the right to require the Company to repurchase all or a portion of its Notes, in accordance with the terms, procedures and conditions set forth in the Indenture and the Notes, on February 15, 2019. Capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes, as applicable.

NOTICE IS HEREBY GIVEN, pursuant to the terms and conditions of the Indenture, that each Holder has the option (the “Option”) to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 Original Principal Amount, on February 15, 2019 (the “Repurchase Date”), at a repurchase price in cash equal to 100% of the Accreted Principal Amount of the Notes to be repurchased plus accrued and unpaid interest, if any (including Additional Interest, if any), to, but excluding February 15, 2019 (the “Repurchase Price”), upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Notice Documents”), provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on February 15, 2019, but instead to the Holder of record at the close of business on the corresponding Regular Record Date. Unless the Company defaults in making payment of the Repurchase Price, interest on Notes validly surrendered for repurchase will cease to accrue on and after February 15, 2019, the Repurchase Date. $1,000 Original Principal Amount is equal to $1,000 Accreted Principal Amount prior to February 15, 2019.

Holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on February 14, 2019 by delivering a repurchase notice (the “Repurchase Notice”) to the Paying Agent, the form of which is attached as Annex A to this notice. The Notes must be surrendered to the Paying Agent to collect the Repurchase Price. The Company will, prior to 1:00 p.m., New York City time, on February 15, 2019, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to The Depository Trust Company (“DTC”), the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

As of the date of this Company Repurchase Notice, all Holders of the Notes hold the Notes through accounts with DTC, and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.

To exercise your Option to have the Company repurchase the Notes and to receive payment of the Repurchase Price, you must validly surrender your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on February 14, 2019. If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Option and surrender your Notes through the transmittal procedures of DTC.

A Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on February 14, 2019 by complying with the withdrawal procedures of DTC, and DTC must comply with the withdrawal procedures set forth in the Indenture.

The Notes are not currently convertible pursuant to the terms of the Indenture and the Notes. Should the Notes become convertible, the Conversion Rate will be 37.4111 shares of the Company’s common stock per $1,000 Original Principal Amount of the Notes, subject to adjustment in accordance with the terms of the Indenture. Notes as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture.

The Paying Agent is The Bank of New York Mellon Trust Company, N.A., c/o Bank of New York Mellon Corporation, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Pamela Adamo (phone: 315-414-3317 / fax: 732-667-9408 / e-mail: CT REORG UNIT INQUIRIES@bnymellon.com.)

The date of this Company Repurchase Notice is January 17, 2019.

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No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Repurchase Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Option and, if so, the amount of Notes for which to exercise the Option.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Company Repurchase Notice because the information in this summary is not complete and the remainder of this Company Repurchase Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

●	Who is obligated to purchase my Notes?

Meritor, Inc., an Indiana corporation (the “Company” or “we”), is obligated, at the holders’ option, to repurchase all or a portion of the Company’s 4.00% Convertible Senior Notes due 2027 (the “Notes”). (See Page 5)

●	Why are you obligated to repurchase my Notes?

The terms of the Notes require us to offer to repurchase all or a portion of Notes validly surrendered and not withdrawn at the option (the “Option”) of the holder thereof (the “Holder”), in accordance with the terms, procedures and conditions set forth in the Indenture, dated as of February 8, 2007 (the “Indenture”), between the Company, and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A., as trustee (the “Trustee” or “Paying Agent”). (See Page 5)

Capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes, as applicable.

●	What securities are you obligated to repurchase?

We are obligated to repurchase all of the Notes surrendered at the Option of the Holders. As of January 17, 2019, there was $24,371,000 in aggregate Accreted Principal Amount of the Notes outstanding. (See Page 5)

●	How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price (the “Repurchase Price”) equal to 100% of the Accreted Principal Amount of the Notes to be repurchased, plus accrued and unpaid interest, if any (including Additional Interest, if any), to, but excluding February 15, 2019, provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on February 15, 2019, but instead to the Holder of record at the close of business on the corresponding Regular Record Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our common stock, par value $1.00 per share (the “Common Stock”).

●	How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Option. Our Common Stock into which the Notes are convertible, subject to terms, conditions and adjustments specified in the Indenture and the Notes, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MTOR”. On January 15, 2019, the closing sale price of our Common Stock on the NYSE was $18.74 per share. (See Page 7)

●	Is the Company making any recommendation about the Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Option. You must make your own decision whether to exercise the Option and, if so, the amount of Notes with respect to which to exercise the Option. (See Page 6)

●	When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on February 14, 2019 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 5)

●	What are the conditions to the Company’s repurchase of the Notes?

Provided that the Company’s repurchase of validly surrendered Notes is not unlawful, the repurchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Repurchase Notice.

As of the date of this Company Repurchase Notice, all Holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”), and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of Notes by book-entry transfer electronically through DTC’s ATOP is a condition to the payment of the Repurchase Price to the Holders of such Notes. (See Pages 5-6 and 11)

●	How do I deliver a Repurchase Notice and surrender my Notes?

Delivery of the Notes via ATOP will satisfy your requirement for physical delivery of a Repurchase Notice. To surrender your Notes for repurchase pursuant to the Option, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Company Repurchase Notice. (See Pages 8-11)

●	If I exercise the Option, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Option, which is 5:00 p.m., New York City time, on the Expiration Date; provided, that the applicable Repurchase Notice has not been withdrawn. We will, prior to 1:00 p.m., New York City time, on February 15, 2019, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. The portion of the Repurchase Price representing accrued and unpaid interest, if any, including Additional Interest, if any, will not be paid to the Holder unless the Holder was the Holder of record at the close of business on the corresponding Regular Record Date. (See Page 11)

Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

●	Can I withdraw previously surrendered Notes?

Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC and those set forth in the Indenture in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Page 11)

●	Do I need to do anything if I do not wish to exercise the Option?

No. If you do not surrender your Notes before the expiration of the Option, we will not repurchase your Notes and such Notes will remain outstanding subject to their existing terms. (See Page 6)

●	If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in an Original Principal Amount of $1,000 or an integral multiple thereof. (See Page 8)

●	If I do not surrender my Notes for repurchase, will I continue to be able to have my conversion rights?

Yes. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 Original Principal Amount of the Notes into 37.4111 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See Page 6)

●	Can I elect to convert my Notes at this time?

As of the date of this Company Repurchase Notice, the Notes are not convertible into cash or shares of Common Stock. The Notes may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. In the event that the Notes become convertible prior to the Expiration Date, any Notes that have been validly surrendered may be converted only if the surrender of those Notes is validly withdrawn in accordance with the terms of the Indenture and the Notes. (See Page 6)

●	If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for repurchase pursuant to the Option?

The receipt of cash in exchange for Notes pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 13-17)

●	Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Repurchase Notice. Its email address is also provided on the front cover of this Company Repurchase Notice for inquiries only.

●	Whom can I contact if I have questions about the Option?

Questions and requests for assistance in connection with the Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1. Information Concerning the Company. We are a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. We serve commercial truck, trailer, military, bus and coach, construction, and other industrial OEMs and certain aftermarkets. Our principal products are axles, undercarriages, drivelines, and brakes.

Our principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084-7186 and our telephone number is (248) 435-1000.

2. Information Concerning the Notes. We issued $200,000,000 principal amount of the Notes in February 2007, under the Indenture, in private placements exempt from the registration requirements of the Securities Act of 1933, as amended. As of January 16, 2019, there was $24,371,000 in aggregate Accreted Principal Amount of the Notes outstanding. Interest accrues on the Notes at the rate of 4.00% per annum and is payable semi-annually in arrears in cash on February 15 and August 15 of each year (each an “Interest Payment Date”), to the person in whose name a Note is registered at the close of business on the preceding February 15 or August 15 (each a “Regular Record Date”), as the case may be. The Notes mature on February 15, 2027, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Notes.

2.1 The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to repurchase all of the Notes validly surrendered and not validly withdrawn, at the Option of each Holder on February 15, 2019.

The Option will expire at 5:00 p.m., New York City time, on February 14, 2019, the Expiration Date. We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The repurchase by the Company on the Expiration Date of validly surrendered Notes that have not been validly withdrawn is not subject to any conditions other than that the Company’s repurchase pursuant to the Option is not unlawful and satisfaction of the procedural requirements described in this Company Repurchase Notice. Immediately after the Expiration Date, all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

If any Notes remain outstanding following the expiration of the Option, the Company will become obligated to repurchase the Notes, at the option of the Holders, in whole or in part, on February 15, 2022, at a repurchase price in cash equal to 100% of the Accreted Principal Amount of the Notes to be repurchased plus accrued and unpaid interest, if any (including Additional Interest, if any), to, but excluding such date, unless the Notes are earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Notes, provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on the applicable repurchase date, but instead to the Holder of record at the close of business on the corresponding Regular Record Date.

2.2 Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes on the Expiration Date is equal to 100% of the Accreted Principal Amount of the Notes to be repurchased plus accrued and unpaid interest, if any (including Additional Interest, if any), to, but excluding February 15, 2019, with respect to any and all Notes validly surrendered for repurchase and not withdrawn, provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on February 15, 2019, but instead to the Holder of record at the close of business on the Regular Record Date of February 1, 2019. Unless we default in making payment of the Repurchase Price, interest on Notes validly surrendered for repurchase will cease to accrue on and after February 15, 2019, the Repurchase Date designated in the Indenture.

The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for repurchase.

None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Notes for which to exercise the Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3 Conversion Rights of the Notes. Under certain circumstances, the Notes are convertible into cash and, if applicable, shares of our Common Stock, in accordance with and subject to the terms of the Indenture and the Notes. As of the date of this Company Repurchase Notice, the Notes are not convertible into shares of Common Stock. The Notes may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. In the event that the Notes become convertible prior to the Expiration Date, any Notes that have been validly surrendered may be converted only if the surrender of those Notes is validly withdrawn in accordance with the terms of the Indenture and the Notes. The conversion rate of the Notes as of January 17, 2019 is 37.4111 shares of Common Stock per $1,000 Original Principal Amount of the Notes, which is equivalent to a conversion price of approximately $26.73 per share of Common Stock. The conversion rate is subject to adjustment in accordance with the terms set forth in the Indenture and the Notes. The Trustee is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Repurchase Notice.

Holders who do not surrender their Notes for repurchase pursuant to the Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Repurchase Notice, will retain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders his or her Notes for repurchase pursuant to the Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert its surrendered Notes unless such Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Repurchase Notice.

2.4 Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of any Notes pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the expiration of the Option.

Our Common Stock, into which the Notes are convertible, is listed on the NYSE under the symbol “MTOR”. The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	Common Stock Price
Fiscal Year Ended September 30[1],	High	Low
2019
First Quarter	$20.13	$15.62
Second Quarter (through January 15, 2019)	$18.74	$16.40
2018
First Quarter	$26.75	$22.67
Second Quarter	$29.53	$20.56
Third Quarter	$22.15	$19.35
Fourth Quarter	$22.72	$19.14
2017
First Quarter	$13.28	$9.98
Second Quarter	$17.13	$12.83
Third Quarter	$17.86	$15.42
Fourth Quarter	$26.61	$16.66

As of January 15, 2019, 83,385,576 shares of Common Stock were outstanding. On January 15, 2019, the last reported sale price of our Common Stock on the NYSE was $18.74 per share.

The Holders of Notes are not entitled to dividends. Upon conversion of a Holder’s Notes into Common Stock in accordance with the terms set forth in the Indenture and the Notes, the Holder will be entitled to dividends, if any, paid generally to holders of Common Stock. We do not currently pay dividends on our Common Stock.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.

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1 Our fiscal year ends on the Sunday nearest to September 30 (e.g., fiscal year 2018 ended on September 30).

2.5 Optional Redemption. The Company may, at its option, redeem in cash some or all of the Notes at any time on or after February 15, 2019. Upon any such redemption, the redemption price will be equal to 100% of the Accreted Principal Amount to be redeemed, together with accrued and unpaid interest, if any (including Additional Interest, if any), thereon up to but excluding the redemption date.

2.6 Holders’ Right to Require Repurchase Upon a Fundamental Change. Each Holder may require us to repurchase all or any part of his or her Notes if there is a Fundamental Change at a repurchase price in cash equal to 100% of the Accreted Principal Amount of Notes to be repurchased plus accrued and unpaid interest, if any (including Additional Interest, if any), to, but excluding, the repurchase date, provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on the repurchase date, but instead to the Holder of record at the close of business on the corresponding Regular Record Date.

2.7 Ranking. The Notes are senior unsecured obligations and rank equally in right of payment with all of the Company's existing and future senior unsecured indebtedness and are junior to any of the Company's existing and future secured indebtedness. In addition, the Notes are not guaranteed by certain of the Company’s subsidiaries, and accordingly the Notes are effectively subordinated to the indebtedness and other liabilities of these subsidiaries.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender (and do not thereafter validly withdraw) the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, should only a portion of a Holders Notes be surrendered, such Notes must be in an Original Principal Amount of $1,000 or an integral multiple thereof.

If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if they validly withdraw validly surrendered Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be repurchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1 Method of Delivery. The Paying Agent has informed the Company that, as of the date of this Company Repurchase Notice, all Holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and conditions of that system.

This Company Repurchase Notice constitutes the Company’s notice of the Option described in the Indenture, and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the Holders surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

●	such Notes shall be repurchased as of February 15, 2019, pursuant to the terms and conditions set forth in this Company Repurchase Notice;

●	such Holder agrees to all of the terms of this Company Repurchase Notice;

●	such Holder has received this Company Repurchase Notice and acknowledges that this Company Repurchase Notice provides the notices required pursuant to the Indenture and the Notes;
●	upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered,

(ii)	waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), and

(iii)

 irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

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such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

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such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

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such Holder understands that all Notes properly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Notice Documents;

●

payment for Notes repurchased pursuant to the Company Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

●

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

●

all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder, and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

●

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

●

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

●	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and
●

electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Option and that such participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Company Repurchase Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Option, including those set forth in Section 3.2 of this Company Repurchase Notice.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

●

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

●

contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn) and the principal amount, if any, of such Note that remains subject to the original Repurchase Notice and that has been or will be delivered for purchase by the Company; and

●

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Surrendered Notes. We will, prior to 1:00 p.m., New York City time, on February 15, 2019, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. The portion of the Repurchase Price representing accrued and unpaid interest, if any, including Additional Interest, if any, will not be paid to the Holder unless the Holder was the Holder of record at the close of business on the corresponding Regular Record Date. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes.

The total amount of funds required by us to repurchase all of the Notes is $24,371,000 (assuming that all of the Notes are validly surrendered for repurchase and accepted for payment). In the event any Notes are validly surrendered and accepted for payment, we intend to use available cash on hand. We do not currently have any alternative financing plans.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Option will be cancelled in accordance with the Indenture.

7. Plans or Proposals of the Company. Except as described above in these materials, we currently have no plans which would be material to a Holder’s decision to exercise the Option and which relate to or which would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
●	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;
●	any material change in our present dividend rate or policy, or indebtedness or capitalization;
●

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

●	any other material change in our corporate structure or business;
●

any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
●	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
●	the acquisition by any person of additional securities of ours, or the disposition of our securities;
●	or any changes in our articles of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

To the knowledge of the Company:

●	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;
●	the Company will not repurchase any Notes from such persons; and
●	during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Company Repurchase Notice as Annex B.

In connection with services to the Company, each of the Company’s executive officers and directors is a party to equity compensation plans and arrangements involving our Common Stock. The Company is not and to the knowledge of the Company, none of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Notes pursuant to the Option, as described in this Company Repurchase Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and its Affiliates. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Notes during the 60 days prior to the date of this Company Repurchase Notice.

Effective on the date of this Company Repurchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Option until at least the tenth business day after the Expiration Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part, and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Expiration Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Option as described in this Company Repurchase Notice.

11. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Notes for repurchase pursuant to the Option. For this purpose, a “holder” means a beneficial owner of a Note; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations (the “Treasury Regulations”) to be treated as a United States person (within the meaning of the Internal Revenue Code at 1986, as amended (the “Code”)); and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust and, in each case, is not a U.S. Holder.

This summary applies only to beneficial owners of Notes that hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based upon provisions of the Code, the Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws. In addition, this summary does not address tax considerations applicable to the particular circumstances of a beneficial owner of Notes that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Notes;
●	persons subject to the alternative minimum tax;
●	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;
●	dealers and traders in securities or currencies;
●	non-U.S. persons or entities, except to the extent specifically set forth below;
●

S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold Notes;

●	certain former citizens or long-term residents of the United States;
●	U.S. holders whose functional currency is not the U.S. dollar; and
●	persons holding Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY NOTE FOR REPURCHASE PURSUANT TO THE OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES

11.1 U.S. Holders.

Surrender of Notes for Repurchase. The surrender of any Note by a U.S. Holder for repurchase pursuant to the Option generally will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the surrender of a Note for repurchase (except to the extent the amount realized is attributable to accrued but unpaid interest not previously included in gross income, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in the Note generally will be the initial purchase price for such Note (increased by the amount of market discount, if any, and original issue discount previously included in income, and decreased by the amount of any amortized bond premium, if any, and cash payments received on the Note). In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to gain recognized on the surrender of a Note for repurchase if such U.S. Holder’s holding period for such Note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Market Discount. Market discount refers to the difference between the price upon acquisition and the adjusted issue price (the original issue price as adjusted for accrued original discount) of a Note if a U.S. Holder acquires a Note other than in connection with its original issue at a price that is less than its adjusted issue price, unless such difference is less than ¼ of one percent of the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition.

Amortizable Bond Premium. Bond premium refers to the difference between the price upon acquisition and the adjusted issue price of the Note if a U.S. Holder purchases a Note at a price that exceeds the adjusted issue price of the Note. The U.S. Holder may generally elect to amortize the bond premium against original issue discount that accrues on the Note.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for repurchase pursuant to the Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

11.2 Non-U.S. Holders.

Surrender of Notes for Repurchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on cash paid and gain recognized on the surrender of a Note for repurchase pursuant to the Option unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Notes and certain other conditions are met; or

●

the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition and certain other requirements are satisfied. We believe that we are not, nor have we been, a USRPHC.

If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the surrender of a Note for repurchase pursuant to the Option at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year attributable to such gain, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such Holder will be subject to a 30% tax on the gain derived from the disposition of the Notes, which may be offset by certain U.S. source capital losses, even though such Holder is not considered a resident of the United States. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on Notes held by a Non-U.S. Holder under the “portfolio interest” rule, provided that:

●

the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

●	the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company (actually or constructively) through stock ownership;

●	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

●

(a) the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the NonU. S. Holder holds the Notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass−through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on a Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Person as defined under the Code. In addition, a Non-U.S. Holder that is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of the Notes for repurchase pursuant to the Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a tender offer statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

●	the Company’s Annual Report on Form 10-K for the year ended September 30, 2018;

●	the Company’s Current Report on Form 8-K filed on October 1, 2018;

●	all other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

●

the description of our common stock contained in our Registration Statement on Form S-4, as amended (File No. 333-36448), dated June 2, 2000, including any amendment or report that updates such description.

In the event of conflicting information in these documents, you should rely on the information in the latest filed documents.

If a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

15. Conflicts. In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Notes for which to exercise the Option based on its own assessment of current market value and other relevant factors.

ANNEX A

FORM OF REPURCHASE NOTICE

MERITOR, INC.
4.00% CONVERTIBLE SENIOR NOTES DUE 2027 (“Notes”)
CUSIP Number: 043353 AG 6

TO:	MERITOR, INC.
The Bank of New York Mellon Trust Company, N.A.

Pursuant to the terms of the Indenture, dated as of February 8, 2007 (the “Indenture”), between Meritor, Inc., an Indiana corporation formerly known as ArvinMeritor, Inc. (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A. as trustee, and the Notes, the undersigned registered owner of the accompanying Note hereby acknowledges receipt of a notice from the Company regarding the right of holders to elect to require the Company to repurchase the Notes, and requests and instructs the Company to repurchase the entire Accreted Principal Amount of the accompanying Note, or the portion thereof (which is $1,000 of Original Principal Amount or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of the Accreted Principal Amount of the Notes to be repurchased plus accrued and unpaid interest, if any (including Additional Interest (as defined in the Indenture), if any), to, but excluding February 15, 2019 (the “Repurchase Date”), to the registered holder hereof, provided, however, that any such accrued and unpaid interest, if any (including Additional Interest, if any), will be paid not to the Holder submitting the Note for repurchase on the Repurchase Date, but instead to the Holder of record at the close of business on the corresponding Record Date. The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture.

Dated:

Signature(s):

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Note Certificate Number (if applicable):

Original Principal Amount to be repurchased (if less than all) (must be in integral multiples of $1,000):

Social Security or Other Taxpayer Identification Number:

ANNEX B

INFORMATION ABOUT THE DIRECTORS
AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth information about our directors and executive officers as of January 16, 2019. To the best of our knowledge after making reasonable inquiry, none of our directors or executive officers has beneficial ownership in the Notes.

Name	Title
Jan A. Bertsch	Director
Rodger L. Boehm	Director
Rhonda L. Brooks	Director
Ivor J. Evans	Director
William J. Lyons	Director
William R. Newlin	Chairman
Thomas L. Pajonas	Director
Lloyd G. Trotter	Director
Jeffrey A. Craig	Chief Executive Officer and President; Director
Kevin Nowlan	Senior Vice President and President of Trailer, Components and Chief Financial Officer
April Miller Boise	Senior Vice President, Chief Legal Officer and Corporate Secretary
Timothy Heffron	Senior Vice President, Human Resources and Chief Information Officer
Chris Villavarayan	Senior Vice President and President, Global Truck
Joseph Plomin	Senior Vice President and President, Aftermarket, Industrial and Quality

The business address of each executive officer and director is c/o Meritor, Inc., 2135 West Maple Road Troy, Michigan 48084-7186 and the telephone number is (248) 435-1000.